UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 28, 2016

Northwest Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-35737	94-3306718
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

4800 Montgomery Lane, Suite 800

Bethesda, Maryland 20814

(Address of Principal Executive Offices)

(240) 497-9024

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 26, 2016, Northwest Biotherapeutics, Inc. (the “Company”) received a letter (the “Letter”) from the staff of The NASDAQ Stock Market LLC (“Nasdaq”) indicating that the Nasdaq Staff had reviewed certain stock issuances by the Company to Cognate BioServices, Inc. (“Cognate”), and had determined that those issuances did not comply with Nasdaq Rules 5635(c) and (d), as described more fully in the Company’s Current Report on Form 8-K filed on May 2, 2016. The Letter allowed the Company to submit a remediation plan (the “Remediation Plan”) to regain compliance with Nasdaq’s Rule 5635.

On August 30, 2016, Nasdaq notified the Company that the Company’s Remediation Plan was accepted. As a result of the executed agreements described below, Nasdaq confirmed that the Company had regained compliance with Rule 5635 and that the Nasdaq staff considers the matter closed.

As the Company has previously disclosed in ongoing periodic filings with the Securities and Exchange Commission (“SEC”), on January 17, 2014, the Company entered into contracts (the “2014 Agreements”) with Cognate for manufacturing and related services which provided that, for a limited period of time (18 months), the Company would be permitted to pay half of Cognate’s invoices in stock and half in cash. In July 2013, the Company had also entered into a conversion agreement with Cognate (the “2013 Agreement”), under which $11.9 million of unpaid manufacturing invoices were paid in the form of stock rather than cash. Pursuant to these 2014 and 2013 Agreements (collectively, the “Contracts”), during peak enrollment and expense periods in both the Company’s Phase III clinical trial of DCVax®-L and the Company’s Phase I/II trial of DCVax®-Direct, the Company paid substantial portions of Cognate’s invoices in restricted stock rather than cash, in accordance with the Contracts, in order to conserve Company resources. This enabled both trials to proceed at full speed during 2013-2015, without suspension or reduction of the trials such as had occurred during the 2008-2011 financial crisis years, which would not otherwise have been possible.

In order to prevent concerns about Cognate disposing of large numbers of shares that it received as invoice payments, and potentially affecting the market price of the Company’s stock, the Contracts further provided that Cognate would receive unregistered, restricted shares, and that these shares would also be subject to multi-year vesting and multi-year lock-up restrictions which prevented Cognate’s shares from coming into the market.

Since the Contracts precluded Cognate for years from monetizing any of the shares it received in lieu of cash payment of its invoices, the Contracts also included most favored nation anti-dilution provisions such that if the Company entered into transactions with unrelated investors or creditors involving a lower price per share while Cognate was locked up, then the terms of Cognate’s shares would be conformed to the terms of the unrelated investors or creditors.

Although the 2014 Agreements permitted the Company to pay half of Cognate invoices in stock for a period of up to 18 months, the Company only made use of this provision during the first 12 months of the 18-month period. By the end of 2014, the Company was able to raise sufficient funding to increase the Company’s ability to pay invoices in cash (although the Company did not keep current on the Cognate invoices), and cease making such invoice payments in stock.

In November 2014, the Company approved the issuance of adjustment shares under the most favored nation anti-dilution provision, as a result of transactions done with unrelated investors on terms more favorable to those investors than the terms that had been provided to Cognate. The approval and the plan to issue the adjustment shares was reported in the Company’s SEC filings at that time and subsequently, but the shares were not actually issued until October 2015, when completion of that issuance was required as a pre-condition of a $30 million financing the Company entered into.

Nasdaq rule 5635(d) requires that a company not make issuances, in transactions not involving a public offering, of common shares or securities exercisable for common shares equal to 20% or more of the common shares outstanding before the issuance for less than the greater of book or market value without obtaining shareholder approval. Where there are a number of separate issuances, each of which does not exceed the 20% limit but which exceed the 20% in aggregate, certain factors are used to determine whether such issuances will be aggregated for purposes of applying the 20% rule.

On April 26, 2016, the Nasdaq Staff notified the Company that it had reviewed certain stock issuances by the Company to Cognate during 2014 and 2015, and that the Staff had determined that those issuances should be aggregated for purposes of applying Nasdaq rules. Under Nasdaq rules, for purposes of measuring against the limit of 20% of total shares outstanding, all of the stock issuances made by the Company to Cognate during 2014 and 2015 were aggregated, and they were measured against only the shares outstanding in January 2014.

The Letter further indicated that when the stock issuances made throughout 2014 and 2015 were aggregated and measured against the stock outstanding in January 2014, the issuances exceeded the 20% limit. Although the shares issued to Cognate were unregistered, non-tradable shares, were subject to multi-year vesting and multi-year lock-up restrictions and, as determined by an independent economic analysis, had an actual value substantially below the value of publicly tradable shares, Nasdaq concluded that the applicable “market price” of these shares for purposes of determining compliance with the Nasdaq rules is the market price of tradable shares. Measured on this basis, some of the Company’s issuances to Cognate to conform to terms provided to unrelated investors were considered to be below the market prices. In addition, under Nasdaq’s rules, the existence of most favored nation adjustments also resulted in the issuances being deemed to have been made at below market prices. Based on these factors, the Nasdaq Staff determined that the aggregated issuances by the Company to Cognate were not in compliance with Rule 5635(d).

The Nasdaq Staff also interpreted an additional rule to apply to the Company’s issuances to Cognate, and determined that the stock issuances to Cognate under the 2014 and 2013 Agreements did not comply with this additional rule. The Company reports all of its stock issuances to Cognate as equity compensation in its ongoing SEC filings because, under U.S. GAAP accounting, a payment in the form of stock to any party is considered equity compensation, regardless of whether that party is an affiliate or unrelated.

As reported in the Company’s ongoing SEC filings, Cognate is an affiliate of the Company, and the Company’s CEO, Linda Powers, serves on the Board of Cognate. Cognate is owned by Toucan Capital Fund III (“Fund III”), a passive holding entity that holds portfolio company shares of a predecessor fund which invested in both the Company and Cognate, as well as in other companies. Fund III has no employees and no active operations; it is continuing to passively hold the portfolio company shares of the predecessor fund until those portfolio companies reach an exit or cease operations. Ms. Powers serves as the Managing Director of Fund III and as such is considered to have voting and dispositive control over the portfolio company shares held by Fund III, including the shares of Cognate.

Nasdaq rule 5635(c) requires that a company obtain shareholder approval prior to the issuance of shares or securities exercisable for common shares for officers, directors, employees or consultants of the Company. Although the shares were not issued to Ms. Powers and Ms. Powers never received any of the shares issued by the Company to Cognate, the Nasdaq Staff determined that because the Company recorded its issuances of common stock to Cognate as equity compensation under U.S. GAAP, and because of Ms. Powers’ role in regard to Cognate, this rule should apply to the stock issuances made by the Company to Cognate. As result, the Nasdaq Staff determined that those issuances were not in compliance with Rule 5635(c).

The Company’s remediation plan proposed that Cognate would surrender certain shares and warrants it had received in connection with the Contracts, Cognate would accept an increase in the exercise price of certain warrants received in connection with the Contracts, and the most favored nation anti-dilution provisions would be deleted from the Contracts. The Company’s proposed remediation plan was set forth in an exchange agreement (the “Exchange Agreement”) subject to Nasdaq’s review and acceptance.

By letter on August 30, 2016, the Nasdaq staff notified the Company that Nasdaq has accepted the proposed remediation plan. The transactions to implement the remediation plan are expected to close during the week of September 6, 2016. At the closing:

(a) Cognate will return and the Company will cancel 8,052,092 restricted shares previously issued to Cognate under the most favored nation anti-dilution provisions of the Contracts, and the most favored nation provisions will be deleted from the Contracts;

(b) Cognate will return and the Company will cancel warrants for 6,880,574 shares issued under the 2014 Agreements and the Company will issue to Cognate new warrants for 4,305,772 shares at a higher exercise price (resulting in a net reduction of 2,574,802 warrants held by Cognate); and

(c) Cognate will return and the Company will cancel 731,980 of the total of 5,101,330 restricted shares initially issued under the 2014 Agreements, so that the effective issuance price of the remaining shares will be adjusted to the market price on the date of those Agreements, as measured using Nasdaq’s criteria.

The Company will proceed with the registration of all shares and warrants held by Cognate, as was already required under the 2014 and 2013 Agreements for all securities issued thereunder.

The remaining portions of the multi-year lock-up periods relating to shares and warrants held by Cognate will be cancelled. Most of the lock-up periods have already taken place, with Cognate having been locked up during those times.

As a result of the foregoing, overall Cognate will return and the Company will cancel a total of 8,784,072 shares, and the warrants held by Cognate will be reduced by 2,574,802.

The Nasdaq settlement does not affect other obligations of the Company to Cognate, including for existing unpaid invoices.

Copies of the Exchange Agreement and the form of Replacement Warrants are attached hereto as Exhibits 10.1 and 99.1, respectively, the descriptions of such documents is qualified by reference to the full text of such exhibits.

A copy of the Company’s Press Release regarding the Remediation Plan is attached hereto as Exhibit 99.2

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

Exhibit 10.1	Exchange Agreement, dated as of August 29, 2016, between Cognate BioServices, Inc. and Northwest Biotherapeutics, Inc.

Exhibit 99.1 Exhibit 99.2	Form of Warrant to Purchase Common Stock Press Release dated September 6, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC.

Date: September 6, 2016	By: /s/ Linda Powers
Name: Linda Powers Title: Chief Executive Officer and Chairman

Exhibit Index

Exhibit No.	Description

Exhibit 10.1	Exchange Agreement, dated as of August 29, 2016, between Cognate BioServices, Inc. and Northwest Biotherapeutics, Inc.

Exhibit 99.1 Exhibit 99.2	Form of Warrant to Purchase Common Stock Press Release dated September 6, 2016